Exhibit 99.02

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

GENERAL

The following discussion and analysis provides information management believes is relevant to an assessment and understanding of the consolidated results of operations and financial condition of Computer Sciences Corporation (CSC or the Company). The discussion should be read in conjunction with the Company’s consolidated financial statements and notes thereto for the year ended March 28, 2008.  In addition, this discussion should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarters ended July 4, 2008 and October 3, 2008 and the Company’s Current Reports on Form 8-K filed subsequent to the filing of the Annual Report on Form 10-K for fiscal 2008.  These reports contain information which supplements or supersedes the information set forth herein.

 There are three primary objectives of this discussion set forth herein:

1)	to provide a narrative explanation of the consolidated financial statements, as presented through the eyes of management;
2)	to enhance the disclosures in the consolidated financial statements and footnotes, providing context within which the consolidated financial statements should be analyzed; and
3)	to provide information to assist the reader in ascertaining the predictive value of the reported financial results.

To achieve these objectives, the discussion is presented in the following sections:

Overview—includes a brief description of the business and how it earns revenue and generates cash, as well as a discussion of the key business drivers, economic and industry factors, and fiscal 2008 highlights.

Results of Operations—discusses year-over-year changes to operating results for fiscal 2006 to 2008, describing the factors affecting revenue on a consolidated and reporting segment basis, including new contracts, acquisitions and currency impacts, and also by describing the factors affecting changes in the major cost and expense categories.

Financial Condition—discusses causes of changes in cash flows and describes the Company’s liquidity and available capital resources.

Critical Accounting Estimates—discusses accounting policies that require critical judgments and estimates.

OVERVIEW

The Company’s primary service offerings are outsourcing and I/T and professional services. Outsourcing activities include operating all or a portion of a customer’s technology infrastructure and applications, and business process outsourcing. I/T and professional services include systems integration, consulting and other professional services and software systems sales and related services.

Under the Company’s comprehensive new growth strategy, known as Project Accelerate, the Company targets the delivery of its services within three broad service lines: Business Solutions and Services (BS&S), Global Outsourcing Services (GOS) and North American Public Sector (NPS).  As a result of Project Accelerate, the Company has restructured the management and reporting structure and certain related operating segments.  These changes have resulted in changes to the Company’s reportable segments pursuant to SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information.”  As a result of this reorganization the Company has recast segment information for fiscal 2008, 2007 and 2006 to reflect these changes in its segment reporting as discussed below.

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Business Solutions and Services – Consulting.  The BS&S − Consulting segment enables the Company to provide industry specific consulting and systems integration services, business process outsourcing, and intellectual property (IP)-based software solutions.  These service offerings and clientele overlap and the Company draws on multiple operating segments within BS&S – Consulting to serve clients.  These operating segments have similar economic characteristics, products, services, customers and methods of operations and, as a result, are aggregated for segment reporting purposes.

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Business Solutions and Services – Financial Services Sector. The BS&S − Financial Services Sector segment primarily provides information technology and business process outsourcing services to financial services companies in domestic and international markets.

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Business Solutions and Services – Other. The Company’s remaining operating segments do not meet the quantitative thresholds for separate disclosure and do not meet the aggregation criteria as indicated in SFAS No. 131.  As a result, these operating segments are reported as “other” as indicated by SFAS No. 131.  Because each of these other operating segments are within the Company’s BS&S service line, the Company has labeled this group of operating segments as BS&S − Other. The operating segments comprising BS&S − Other include the Company’s non-GOS operations in Australia and Asia and the Company’s India operations.

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Global Outsourcing Services. The Global Outsourcing Services segment provides large-scale outsourcing solutions offerings as well as midsize services delivery to customers globally.  The Global Outsourcing Services operating segment represents a separate reportable segment under the Company’s new operating structure.

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North American Public Sector. The North American Public Sector segment operates principally within a regulatory environment subject to governmental contracting and accounting requirements, including Federal Acquisition Regulations, Cost Accounting Standards and audits by various U.S. Federal agencies.  The North American Public Sector operating segment represents a separate reportable segment under the Company’s new operating structure.

Lines of Business	Reportable Segments
Business Solutions and Services	BS&S – Consulting
BS&S − Financial Services Sector
BS&S − Other
Global Outsourcing Services	Global Outsourcing Services
North American Public Sector	North American Public Sector

 As a result of these changes the Company has recast segment information for fiscal 2008, 2007 and 2006 to reflect these changes in the Company’s segment reporting structure.  See Note 15 to the consolidated condensed financial statements.

Economic and Industry Factors

The BS&S segments and the Global Outsourcing Services segment markets are affected by various economic and industry factors. The economic environment in the regions CSC serves will impact customers’ decisions for discretionary spending on I/T projects. CSC is in a highly competitive industry which exerts downward pressure on pricing and requires companies to continually seek ways to differentiate themselves through several factors, including service offerings and flexibility. Management monitors industry factors including relative market shares, growth rates, billing rates, staff utilization rates and margins as well as macroeconomic indicators such as interest rates, inflation rates and foreign currency rates.

The North American Public Sector segment market is also highly competitive and has unique characteristics. All U.S. government contracts and subcontracts may be modified, curtailed or terminated at the convenience of the government if program requirements or budgetary constraints change. In the event that a contract is terminated for convenience, the Company generally is reimbursed for its allowable costs through the date of termination and is paid a proportionate amount of the stipulated profit or fee attributable to the work performed. Shifting priorities of the U.S. government can also impact the future of projects. The Company recognized the U.S. government’s increased priorities on defense and homeland security programs and has focused business development efforts in these areas. Management monitors government priorities and industry factors through numerous industry and government publications and forecasts, legislative activity, budgeting and appropriation processes and by participating in industry professional associations.

Business Drivers

Revenue in all three lines of business is generated by providing services on a variety of contract vehicles lasting from less than six months to 10 years or more.  Factors affecting revenue include:

•	the Company’s ability to successfully bid on and win new contract awards,
•	the ability to compete on price, services offered, technical ability, experience and flexibility,
•	the ability to successfully identify and integrate acquisitions and leverage them to generate new revenues, and
•	currency fluctuations related to international operations.

Earnings are driven by the above revenue factors, in addition to the following:

•	the ability to control costs, particularly labor costs, subcontractor expenses and overhead costs including healthcare, pension and general and administrative costs,
•	the ability to anticipate headcount needs to avoid staff shortages or excesses,
•	the ability to accurately estimate various factors incorporated in contract bids and proposals, and
•	the ability to develop offshore capabilities and migrate compatible service offerings offshore.

Cash flows are impacted by the above earnings factors, in addition to other factors including the following:

•	timely management of receivables and payables,
•	investment opportunities available, particularly related to business acquisitions and dispositions and large outsourcing contracts, and
•	the ability to efficiently manage capital including debt and equity instruments.

Key Performance Indicators

The Company manages and assesses the performance of its business through various means, with the primary financial measures including new contract wins, revenue growth, margins, cash flow and return on investment.

New contract wins—In addition to being a primary driver of future revenue, focusing on new contract wins also provides management an assessment of the Company’s ability to compete. The total level of wins tends to fluctuate from year to year depending on the timing of new and recompeted contracts, as well as numerous external factors. CSC employs stringent financial and operational reviews and discipline in the new contract process to evaluate risks and generate appropriate margins and returns from new contracts.

Revenue growth—Year-over-year revenues tend to vary less than new contract wins, and reflect performance on both new and existing contracts. With a wide array of services offered, the Company is able to pursue additional work from existing customers. In addition, incremental increases in revenue will not necessarily result in linear increases in costs, particularly overhead and other indirect costs, thus potentially improving profit margins. Foreign currency fluctuations also impact revenue growth.

Margins—Margins reflect the Company’s performance on contracts and ability to control costs. While the ratios of various cost elements as a percentage of revenue can shift as a result of changes in the mix of businesses with different cost profiles, a focus on maintaining and improving overall margins leads to improved efficiencies and profitability. Although the majority of the Company’s costs are denominated in the same currency as revenues, increased use of offshore support also exposes CSC to additional margin fluctuations.

Cash flow—Over time the primary drivers of the Company’s cash flow are earnings provided by the Company’s operations and the use of capital to generate those earnings. Also contributing to short term cash flow results are movements in current asset and liability balances. The Company also regularly reviews the U.S. Generally Accepted Accounting Principles (GAAP) cash flow measurements of operating, investing and financing cash flows, as well as non-GAAP free cash flow.

Return on investment (ROI)—ROI is an effective indicator combining a focus on margins with efficient and productive net asset utilization. A combination of strong margins (measuring how efficiently profit is generated from revenue) and investment base turnover (measuring how effectively revenue is generated from investors’ capital) is required to generate sufficient returns on capital. Strong working capital management also serves to minimize investment capital and increase returns.

Readers should be cautioned that Days Sales Outstanding (DSO), free cash flow and ROI are not GAAP measures, and the Company’s definition of such measures may differ from other companies. Therefore, such measures may not be comparable to those of other companies.  CSC thinks these non-GAAP financial measures provide useful information to investors regarding the Company’s financial condition and results of operations as they provide another measure of the Company’s performance and ability to service its debt.  CSC calculates DSO as follows:  Average of the current and 4 prior period Quarterly DSOs.  Quarterly DSOs are calculated as the total receivables at quarter-end divided by the revenue-per-day.  Revenue-per-day equals total revenues for the last twelve months divided by the numbers of days in the last twelve months.  Free cash flow is equal to the sum of 1) operating cash flows, 2) investing cash flows, excluding business acquisitions and dispositions, purchase or sale of available for sale securities and 3) capital lease payments. ROI is calculated by multiplying profit margin times investment base turnover. The profit margin used is profit before interest expense and special items and after tax divided by revenues. Investment base turnover equals revenues divided by average debt and equity.  The Company’s management uses ROI, DSO and free cash flow to evaluate segment investment returns and cash flow performance and are some of the measures used to assess management performance.

Fiscal 2008 Highlights

Significant events during fiscal 2008 include:

•	Revenues rose 11.1%, and increased 7.5 % on a constant currency basis.

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The Company recorded a special pretax restructuring charge of $133.4 million ($94.5 million after tax or 56 cents per share), and a $22.4 million ($13.6 million after tax or 8 cents per share) special pretax charge related to the retirement of its Chairman and Chief Executive Officer on July 30, 2007.

•	Net income, including special charges, was $544.6 million compared to $397.3 million for the prior year, an increase of 37.1%.

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Earnings per share, after special charges, were up 44.8%. The fiscal 2008 special charge of 64 cents per share, as compared to the prior year special charge of $1.46 per share, favorably impacted the comparison of earnings per share by 37.1%, as compared to the prior year.

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The Company announced contract awards of $15.4 billion with new North American Public Sector awards of $9.2 billion, BS&S segments awards of $4.1 billion, with the remainder of the awards awarded to the Global Outsourcing Services segment.

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The Company completed a 10b5-1 share repurchase program during fiscal 2008 and purchased 21.7 million shares on the open market at an average purchase price of $47.49 per share.  During the year the Company also completed two accelerated share repurchase transactions initiated during fiscal 2007.  As final settlement for these transactions the Company received an additional 2.7 million shares and $28.7 million in cash.

•	In total for these share repurchase programs, the Company spent approximately $2 billion to acquire 40.7 million shares at an average price per share of $49.12.

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Free cash flow of $175.2 million decreased $496.3 million during fiscal 2008.  Fiscal 2008 cash outflows included approximately $180 million disbursed for restructuring activities, as well as approximately $496 million for income tax payments. (1)

(1)	The following is a reconciliation of free cash flow to the most directly comparable Generally Accepted Accounting Principles (GAAP) financial measure:

	Fiscal Year Ended
(in millions)	March 28, 2008	March 30, 2007	March 31, 2006
Free cash flow	$175.2	$671.5	$462.9
Net cash used in investing activities	2,718.7	872.7	1,124.0
Proceeds from redemption of investment in preferred stock		126.5
Acquisitions, net of cash acquired	(1,591.1)	(134.3)	(44.1)
Business dispositions		2.8	.5
Capital lease payments	40.1	39.4	8.0
Net cash provided by operating activities	$1,342.9	$1,578.6	$1,551.3
Net cash used in investing activities	$(2,718.7)	$(872.7)	$(1,124.0)
Net cash provided by/(used in) financing activities	$997.9	$(955.5)	$(150.7)

•	DSO was 103 days at year end versus 98 days at the end of the prior year.
•	Debt-to-total capitalization ratio was 38.9% at year-end, an increase of 17.5% points from the prior year ratio.

•	ROI from continuing operations was 8.7% for the year a 2.0% point decrease from prior year.

    The Company’s significant wins during fiscal 2008 included the following:

Business Solutions and Services:

•	Various short-term contracts in the United States and Europe

Global Outsourcing Services:

•	Tryg Vesta ($192 million)
•	Caceis ($168 million)
•	Boeing Midrange Expansion ($227 million)
•	Delphi Networks ($369 million)
•	Sun Microsystems IBIS ($230 million)

North American Public Sector:

•	U.S. General Services Administration ($900 million)

•	U.S. Air Force Space Command ($820 million),

•	Defense Information Sys Network ($613 million),

•	National Aeronautics and Space Administration (NASA) ($597 million), and

•	National Aeronautics and Space Administration (NASA) ($544 million).

The North American Public Sector announced award value for ID/IQ contracts is the expected contract value at the time a task order is awarded under the contract.  The announced value of Business Solutions and Services awards is based on firm commitments.

Revenue growth, after adjusting for the impact of currency rate fluctuations and acquisitions, was 5.8% in the BS&S segments, 1.5% in the Global Outsourcing Services segment and after adjusting for acquisitions was 4.3% in the North American Public Sector segment.  New Global Outsourcing Services segment awards were below historical averages during fiscal 2008 and continue to reflect the industry trend, noted last year, toward smaller scope and/or shorter term outsourcing contracts.  The majority of the new awards for the Global Outsourcing Services segment were awarded during the first quarter of the fiscal year.  The North American Public Sector segment continued to win a share of U.S. federal government contracts as its total contract awards for fiscal 2008 increased by 22% from the previous fiscal year with contract awards from the Department of Defense continuing to lead the way. Currency shifts during fiscal 2008 favorably impacted revenue in both Global Outsourcing Services and BS&S segments.

The Company has developed a broad, long-term revenue base which includes customers spread across multiple industries and geographic regions as well as service lines.  Approximately 76.5% of CSC’s revenues are derived from long-term contracts including information outsourcing, build and maintain engagements and U.S. federal government engagements. This provides the Company with a relatively stable base of revenue during periods when contract awards may slow or the market for certain services softens.

The Company’s working capital increased as a result of an increase in accounts receivable, prepaid expenses and other assets as well as a decrease in taxes payable.  The net effect was a decrease in cash flow from operations for fiscal 2008.  The increase in prepaid expenses and other items includes a bond paid to the U.S. Internal Revenue Service (IRS) against certain tax liabilities to stop the accrual of additional interest and an increase in work-in-process primarily related to the NHS contract.  Cash outflow for investing activities increased primarily due to the acquisition of Covansys Corporation and First Consulting Group for approximately $1.6 billion, net of cash acquired.  Cash provided from financing activities reflect the Company’s issuance of $1.7 billion of long-term notes issued to finance the acquisitions noted above.  Cash used to acquire outstanding common stock during fiscal 2008 of $1.01 billion was approximately the same as cash expended to acquire outstanding common stock during fiscal 2007.

Fiscal 2009 Commentary

The Company has not repeated the “Fiscal 2009 Commentary” section, as this information is now out of date and has been modified or superseded in the Company’s subsequent filings with the U.S. Securities and Exchange Commission.  For developments since the filing of the Annual Report on Form 10-K for the fiscal year ended March 28, 2008, please refer to the Company’s Quarterly Reports on Form 10-Q for the periods ended July 4, 2008 and October 3, 2008, and the Company’s Forms 8-K filed since the filing of the Annual Report on Form 10-K for the fiscal year ended March 28, 2008.

RESULTS OF OPERATIONS

Revenues

Revenues for the North American Public Sector, Global Outsourcing Services, and Business Solutions and Services segments (see Note 15 to the consolidated financial statements) for fiscal 2008, fiscal 2007 and fiscal 2006 are as follows:

	Fiscal 2008		Fiscal 2007		Fiscal 2006
Dollars in millions	Amount	Percent Change	Amount	Percent Change	Amount
BS&S − Consulting	$1,831.5	16.1%	$1,577.1	2.6%	$1,537.3
BS&S − Financial Services Sector	1,017.3	4.4	974.1	0.9	965.0
BS&S − Other	1,225.9	79.8	681.7	15.3	591.4
Business Solutions and Services	4,074.7	26.0	3,232.9	4.5	3,093.7
Global Outsourcing Services	6,756.0	6.7	6,333.5	(3.2)	6,539.8
North American Public Sector	5,781.1	6.1	5,446.5	6.0	5,139.9
Corporate	17.6		35.8		44.3
Subtotal	16,629.4	10.5	15,048.7	1.6	14,817.7
Eliminations	(129.9)		(193.8)		(172.9)
Total Revenue	$16,499.5	11.1	$14,854.9	1.4	$14,644.8

The major factors affecting the percent change in revenues are presented as follows:

Fiscal 2008 vs. Fiscal 2007	Acquisitions	Approximate Impact of Currency Fluctuations	Net Internal Growth	Total
BS&S − Consulting	2.3%	6.9%	6.9%	16.1%
BS&S − Financial Services Sector		1.4	3.0	4.4
BS&S − Other	56.6	12.4	10.8	79.8
Business Solutions and Services	13.1	6.5	6.4	26.0
Global Outsourcing Services	.3	5.2	1.2	6.7
North American Public Sector	1.8		4.3	6.1
Total Revenue	3.6	3.6	3.9	11.1

Fiscal 2007 vs. Fiscal 2006	Approximate Impact of Currency Fluctuations	Net Internal Growth	Total
BS&S − Consulting	3.8%	(1.2)%	2.6%
BS&S − Financial Services Sector	1.0	(0.1)	.9
BS&S − Other	2.4	12.9	15.3
Business Solutions and Services	2.6	1.9	4.5
Global Outsourcing Services	2.7	(5.9)	(3.2)
North American Public Sector		6.0	6.0
Total Revenue	1.7	(.3)	1.4

Fiscal 2008 revenue growth was the result of:

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Internal organic growth in European operations in the BS&S − Consulting segment, the BS&S − Financial Services Sector segment, the Australia and Asia operations of the BS&S − Other segment and North American Public Sector segment operations.

•	The acquisitions of Covansys Corporation in BS&S − Other segment, First Consulting Group primarily in the BS&S −Consulting segment and Datatrac in the North American Public Sector segment.
•	The favorable impact of changes in foreign currency exchange rates.

This growth was partially offset by:

•	The impact of a decline in commercial awards during fiscal 2007 and 2008 in Global Outsourcing Services segment.
•	Continued softness in the North American operations of the BS&S − Consulting segment.

The growth in BS&S segments revenue for fiscal 2008 of 6.4% (excluding acquisitions and the effects of currency changes) was the result of new engagements and growth on existing engagements in the BS&S − Consulting segment, BS&S − Financial Services Sector segment, and BS&S − Other segment operations.  BS&S − Other segment operations benefited from growth on existing engagements with additional project work in Asia and in Australia from growth on new and existing engagements and a professional staffing business.  BS&S − Consulting segment operations benefited from growth in European operations which were partially offset by a decline in North America operations excluding the impact of the First Consulting Group acquisition.  The growth in BS&S − Financial Services Sector segment was the result primarily of growth in North America operations. The acquisition of Covansys Corporation and First Consulting Group contributed 13.1% to revenue growth in the Business Solutions and Services line of business.  Currency contributed 6.5% to Business Solutions and Services revenue growth.

The North American Public Sector segment benefited from revenue growth on existing programs and contracts awarded during fiscal 2007, as well as the acquisition of Datatrac at the end of the third quarter in fiscal 2007.  These positive factors offset the effects of programs with reduced scopes.

The Global Outsourcing Services segment had revenue growth of 1.5% before the effects of currency and including .3% from the acquisition of First Consulting Group.  This growth was the result of growth on new and existing engagements in Europe and growth on existing engagements in Australia and Asia which combined provided 2.6% of growth.  This growth was partially offset by a decline in revenue from Global Outsourcing Services segment North America operations which unfavorably impacted Global Outsourcing Services segment revenue by 1.1%.

The North American Public Sector segment benefited from revenue growth on existing programs and contracts awarded during fiscal 2007, as well as the acquisition of Datatrac at the end of the third quarter in fiscal 2007.  These positive factors offset the effects of programs with reduced scopes.

Fiscal 2007 growth from Department of Defense contracts in the North American Public Sector segment and growth in the BS&S − Other segment operations helped offset the impact of 1) terminated commercial contracts with Nortel Networks and Sears in the Global Outsourcing Services segment, 2) the impact of a decline in commercial awards during fiscal 2006 and early 2007 in the Global Outsourcing Services segment and 3) reduced scope on an intelligence agency program in the North American Public Sector segment. The decline in Global Outsourcing Services segment revenue for fiscal 2007 of 3.2% (a decline of 5.9% in constant currency) was the result of terminated engagements primarily in North American operations and reductions in scope on a number of contracts in Europe offset by growth in our Australian and Asia operations.  BS&S − Other segment operations benefited from growth from a professional staffing business in Australia and growth from a computer repair business in Asia. The North American Public Sector segment revenue benefited from growth on existing programs, contracts awarded during fiscal 2007 and from the acquisition, in the third quarter, of Datatrac.  These positive factors offset the effects of programs with reduced scopes as noted above.

Business Solutions and  Services

Fiscal 2008

Revenue from the BS&S segments’ operations for fiscal 2008 increased approximately $842 million or 26% compared to the prior year.  The increase in revenue was primarily the result of the acquisitions of Covansys Corporation and First Consulting Group which contributed approximately $386 million and $37 million, respectively, during fiscal 2008.  Growth in Europe consulting and systems integration operations  contributed $258 million in additional revenue.

BS&S − Consulting segment revenue increased 16.1% during fiscal 2008 or 9.2% excluding the effects of currency.  The increase in revenue was the result of achievement of revenue milestones on the National Health Service contract, which contributed $110 million of revenue growth during fiscal 2008, and growth on project work in the West and Central regions of Europe as a result of increases in hourly billing rates.  The growth in revenue in Europe was partially offset by a decline in revenue for consulting and systems integration operations in North America of approximately $9 million as a result of a decline in utilization rates and headcount which was partially offset by an increase in the hourly billing rate and the acquisition of First Consulting Group which contributed $37 million of revenue during fiscal 2008.

BS&S − Financial Services Sector segment revenue increased approximately $43 million during fiscal 2008.  In North America increases in business process outsourcing activities and consulting services more than offset declines in sales of software licenses resulting in an increase in revenue of approximately $29 million.  License sales and consulting revenue in Europe provided the remainder of the increase in revenue during fiscal 2008.

BS&S − Other segment revenue increased $544 million during fiscal 2008.  The increase was primarily the result of the acquisition of Covansys Corporation which provided approximately $386 million of revenue during fiscal 2008.  The remainder of the increase in revenue was from a professional staffing business in Australia which provided $70 million of revenue growth and from consulting and systems integration activities in Australia and Asia.

Fiscal 2007

Revenue from the BS&S segments’ operations increased $139 million or 4.5% (1.9% excluding currency effects).  The growth in revenue was primarily the result of the achievement of revenue milestones for the National Health Service contract in the BS&S − Consulting segment and growth in a professional staffing business in the BS&S − Other segment.

BS&S − Consulting segment revenue increased $40 million or 2.6% (a decline of 1.2% excluding currency effects) as a result of the achievement of revenue milestones on the National Health Service contract which provided $64 million of revenue.  This was partially offset by a decline in consulting and systems integration revenue in Europe as a result of a decline in hourly billing rates.  Consulting and systems integration revenue in North America was flat on a year-over-year basis.

BS&S − Financial Services Sector segment revenue was essentially flat on a year-over-year basis as an increase in software license sales in Europe was offset by a decline in software license sales in North America.

BS&S − Other segment revenue increased 15.3% (12.9% excluding currency effects) as a result of growth in a professional staffing business in Australia which provided $50 million in additional revenue and growth in a computer hardware repair business in Asia which provided $28 million of additional revenue during fiscal 2007.

Global Outsourcing Services

Fiscal 2008

Global Outsourcing Services segment revenue growth of 6.7% (1.2% excluding currency effects and acquired growth) for fiscal 2008 was the result of growth in new business in Europe, growth on existing engagements and the acquisition of First Consulting Group which provided $20 million of revenue in fiscal 2008.  A year-over-year decline in North American revenue from outsourcing services of approximately $70 million partially offset the growth in international operations.  New contracts with the United Kingdom’s public sector, an investment bank, a telecommunications company and an automobile parts supplier provided approximately $200 million of revenue growth in Europe.  Outsourcing services revenue in Europe also benefited from growth on existing contracts which provided $58 million of revenue during fiscal 2008.  Australia and Asia provided approximately $60 million and $25 million of revenue growth in outsourcing services during fiscal 2008 with the growth primarily from existing engagements.  The decline in revenue in North America was the result of the end of contracts with a local government and a hospital company and reduction in base line rates on certain existing contracts as these contracts mature.

Fiscal 2007

During fiscal 2007 Global Outsourcing Services segment revenue decreased $206 million or 3.2% (5.9% excluding currency effects).  The decrease was the result of declines in revenue in North America and Europe due to the termination of certain contracts in North America and reductions in scope on certain contracts in Europe.  Outsourcing services revenue in North America declined approximately $170 million due to the termination of the Sears contract and the Nortel Networks contract which combined provided an additional $205 million of revenue in the prior year.  The loss of revenue from these terminated contracts was partially offset by net revenue increases on existing contracts of approximately $47 million during fiscal 2007.  The decline in outsourcing services revenue in Europe was the result of the termination of the Nortel Networks contract, which provided an additional $35 million of revenue in the prior year and reductions in the scope of work on certain contracts resulted in an additional net decrease in revenue of $54 million during the year.  Outsourcing services revenue in Australia and Asia was up a combined $52 million from the prior year as a result of an increase in the scope of work on certain contracts.

North American Public Sector

The Company’s North American Public Sector segment revenues were derived from the following sources:

	Fiscal 2008		Fiscal 2007		Fiscal 2006
Dollars in millions	Amount	Percent Change	Amount	Percent Change	Amount
Department of Defense	$3,859.7	7.1%	$3,603.3	5.7%	$3,410.3
Civil agencies	1,734.0	2.8	1,686.8	6.2	1,588.8
Other (1)	187.4	19.8	156.4	11.1	140.8
Total North American Public Sector	$5,781.1	6.1	$5,446.5	6.0	$5,139.9

(1)	Other revenues consist of foreign, state and local government work as well as commercial contracts performed by the North American Public Sector segment.

North American Public Sector segment revenue, before acquisitions, was up 4.3% or $236 million to $5,682.1 million for fiscal 2008.  The revenue growth was the result of new business awarded during fiscal 2008 and 2007, increases on existing Department of Defense contracts and a new contract with an aid agency in Other.  The acquisition at the end of the third quarter of the prior year of an identity management and credentialing business contributed $99 million to revenue growth for fiscal 2008. This growth was partially offset by revenue reductions due to the end of a contract and the loss on recompete of two other programs with the Department of Defense.  The North American Public Sector continued to win significant new business during fiscal 2008 with announced new U.S. federal contract awards of $11.3 billion versus $9.2 billion for fiscal 2007 and $7.1 billion for fiscal 2006.

Fiscal 2008

Department of Defense revenue increased $256 million or 7.1% to $3,860 million for fiscal 2008. Growth was the result of continuing demand for equipment procurement and installation services for the U.S. Army with a new procurement contract, increased scope and task orders on a program to provide systems integration services to the U.S. Army, a new program to provide systems integration and equipment installation services to the U.S. Air Force, an increase in task orders on a program to provide programs and software engineering to the Missile Defense Agency, increased task orders on a program to provide management services for certain intelligence services and additional task orders on a program to provide IT engineering services to the U.S. Navy.  These new programs and tasking provided approximately $356 million in revenue growth for fiscal 2008.  This growth was partially offset by the end of a classified program and a program to provide system development services to the U.S. Army and the loss of contracts to provide maintenance and support services which combined provided additional revenue of approximately $141 million in the prior year.  In addition, on certain programs funds were redirected to other procurement programs and revenue declined on these programs as a consequence.

Civil agencies revenue, excluding acquisitions, decreased $19 million, or 1.1%, versus fiscal 2007, primarily as a result of reduced activity and the end of certain programs with NASA.  These decreases were offset by the acquisition at the end of the third quarter of the prior year of an identity management and credentialing business which contributed $99 million to revenue growth in fiscal 2008.

Work performed by the North American Public Sector for state and local governments as well as commercial clients was $187 million for fiscal 2008, an increase of $31 million from the prior year. This increase was primarily the result of a new contract with a non-governmental aid organization which contributed $31 million of revenue during fiscal 2008.

Fiscal 2007

North American Public Sector segment revenue growth for fiscal 2007 was 6.0% with revenue up $306.6 million to $5,446.5 million. The revenue growth was the result of new business awarded during fiscal 2007 and 2006, increases on existing Department of Defense contracts and the acquisition in the third quarter of an identity management and credentialing business. This growth was partially offset by reductions in funding for one other significant program as funds were redirected to other Department of Defense programs.  The North American Public Sector segment continued to win significant new business during fiscal 2007 with announced new U.S. federal contract awards of $9.2 billion versus $7.1 billion for fiscal 2006.

Department of Defense revenue increased $193 million, or 5.7%, to $3,603.3 million for fiscal 2007. Growth was the result of increased demand for equipment procurement and installation services for the U.S. Army, a program to provide engineering support services to the U.S. Army’s Aviation and Missile Command, an increase in scope for a program to provide mission support services,  a new program to provide engineering logistics and business operations services to the U.S. Army, management services for certain intelligence services, a program to provide flight simulation services to the U.S. Army and the acquisition of an identity management and credentialing business in the third quarter.  These new programs, tasking and acquisition provided approximately $292 million in revenue growth for fiscal 2007.  This growth was partially offset by funding shortfalls on an intelligence services program as funds were redirected to other programs causing a revenue decline of $70 million.

Civil agencies revenue increased $98 million or 6.2% versus fiscal 2006, as a result of increased activity on a contract with the Federal Aviation Administration, and I/T engineering and management services contract with the EPA as well as growth in consulting services provided to various agencies.

Work performed by the North American Public Sector for state and local governments as well as commercial clients was $156 million for fiscal 2007, an increase of $16 million from the prior year. This increase was the result of achievement of milestones on a project with a foreign government to provide information technology services.  This increase was partially offset by a reduction in revenue on a contract with the New York Department of Health as the contract evolved from system development to run and maintain and system enhancement work.

Costs and Expenses

The Company’s costs and expenses were as follows:

	Dollar Amount			Percentage of Revenue
Dollars in millions	2008	2007	2006	2008	2007	2006
Costs of services (excludes depreciation and amortization)	$13,151.9	$11,813.5	$11,724.5	79.7%	79.5%	80.1%
Selling, general and administrative	975.4	918.3	863.8	5.9	6.2	5.9
Depreciation and amortization	1,198.6	1,073.6	1,091.8	7.3	7.2	7.5
Interest expense, net	148.3	168.4	104.3	.9	1.1	.7
Special items	155.8	316.1	77.3	.9	2.1	.5
Other (income)/expense	(48.4)	(41.3)	21.3	(.3)	(.2)	.1
Total	$15,581.6	$14,248.6	$13,883.0	94.4%	95.9%	94.8%

The Company substantially matches revenues and costs in the same currency. As such, foreign currency did not have a material impact on costs and expenses as a percentage of revenue. However, the Company is increasing its use of offshore support and therefore may be exposed to additional margin fluctuations.

Costs and expenses as a percentage of revenue for fiscal 2008 decreased 1.5% points to 94.4% from 95.9% for fiscal 2007 primarily as a result of a reduction in costs incurred from restructuring activities which reduced the total cost ratio 1.2% points.  The cost of services ratio increased primarily as a result of an estimate to complete adjustment on a contract with a U.S. government agency.  The selling, general and administrative (SG&A) expense ratio decreased as a result of 1) the impact of restructuring activities, 2) a reduction in bid and proposal costs due to a number of contract renewals in the prior year and 3) the acquisition of Covansys Corporation which has a lower cost ratio than the Company’s legacy business. The depreciation and amortization ratio, after adjusting for rounding effects, was essentially unchanged from the prior year.  The interest expense ratio decreased as a result of two offsetting factors: 1) beginning in fiscal 2008 the classification of income tax related interest expense as income tax expense as a result of the adoption of FIN 48 which in fiscal 2007 and 2006 was included in interest expense, and 2) additional borrowings of $1.7 billion to finance the acquisitions of Covansys Corporation and First Consulting Group.  Other income increased due to gains from the sale of non-operating assets which offset a decline in foreign currency exchange gains.

Costs and expenses as a percentage of revenue for fiscal 2007 increased 1.1% points to 95.9% from 94.8% for fiscal 2006 primarily as a result of costs incurred from restructuring activities which contributed 2.1% points to the total cost ratio.  The cost of services ratio decreased as a result of restructuring activities during fiscal 2007 and cost management while the depreciation and amortization ratio decreased as a result of the termination of the Nortel Networks and Sears contracts both of which were capital intensive contracts.  The selling, general and administrative (SG&A) expense ratio increased as a result of 1) professional fees and employee taxes to be paid by the Company as a result of the stock option investigation, and 2) the SG&A portion of additional compensation expense incurred as a result of the adoption of SFAS No. 123(R) during fiscal 2007.  The interest expense ratio increased as a result of financing a repurchase of shares with commercial paper, an increase in interest expense related to income taxes and an increase in assets under capital leases.  Other income increase is due to foreign currency gains during fiscal 2007.

Costs of Services

Costs of services as a percentage of revenue increased .2% points to 79.7% for fiscal 2008 as a result of an increase in the North American Public Sector segment ratio of 0.7% points to 86.8% and a 1.4% point increase in the BS&S − Other segment to 80.6%.  The increase in the cost of services ratio for the North American Public Sector segment was primarily due to an estimate to complete adjustment in Civil agencies while the increase in the ratio for BS&S − Other was from growth in a staffing business which has lower operating margins than the other operations within BS&S − Other segment which include consulting and systems integration services and business process outsourcing.

The North American Public Sector segment ratio for fiscal 2008 increased .6% points primarily as a result of charges recorded on a fixed price contract with the IRS.  As the result of amending a fixed priced contract with the IRS the Company recorded a forward loss and reduced precontract costs related to the contract to their estimated recoverable amount.  The combined charge was $42 million.  The impact of this charge was partially offset by the improvement in the margin on a fixed price contract and cost reduction initiatives undertaken during fiscal 2008.

The Global Outsourcing Services segment ratio decreased .8% points primarily as a result of the impact of the restructuring plan in Europe where the ratio improved 2.1%.   The ratio in the Americas was adversely affected by a $13 million charge to resolve a dispute with a customer regarding a receivable.  The adverse impact of the charge was partially offset by the termination of certain lower margin contracts.

The Business Solutions and Services line of business cost of services ratio for fiscal 2008 increased approximately 1.9%.  The ratio in the BS&S − Other segment increased approximately 1.4% as a result of an increase in the ratio in Australia where revenue growth in a lower margin professional staffing business increased the ratio for the segment.  The BS&S − Financial Services Sector segment ratio increased 1.8% points due primarily to a decrease in license sales, which attract minimal cost of services charges, in the United States and in Europe.  The ratio for the BS&S − Consulting segment also increased as the result of an increase in its North America operations ratio due to a decrease in the utilization rate from the prior year.

Costs of services as a percentage of revenue decreased .6% points to 79.5% for fiscal 2007 as a result of a decrease in the ratio across all of the lines of business with a .2% point decrease in the North American Public Sector segment ratio to 86.1%, a .5% point decrease in the Global Outsourcing Services segment ratio and a 3.1% point decrease in the BS&S segments’ ratio.  Improvement in the cost of services ratio for the BS&S segments’ was across all reportable segments.

The BS&S segments’ cost of services ratio for fiscal 2007 benefited from reductions in the ratio in all of the reportable segments.  The ratio for BS&S − Other segment operations improved 3.4% points as Asia benefited from restructuring activities.  These improvements in the cost of services ratio for BS&S − Other segment was partially offset by significant revenue growth from a low margin professional staffing business in Australia.  The BS&S − Consulting segment ratio decreased 3.3% points as the ratio benefited from restructuring activities in Europe.  The ratio for BS&S − Financial Services Sector segment decreased 3.0% as financial services in North America benefited from labor savings and Europe operations benefited from an increase in software license sales which have a significantly higher margin than consulting or business process outsourcing activities.

The North American Public Sector segment ratio for fiscal 2007 benefited from the impact of an adverse estimate to complete incurred on a state project in the prior year and a revenue increase on this contract during the current year as a result of the client extending the contract.  These changes combined for .4% points favorable impact to the ratio for fiscal 2007.  This favorable impact was partially offset by an adverse cost incurred for contracts with the IRS of .2% points during fiscal 2007.  These changes, combined, had a ..2% point favorable impact on the overall cost of services ratio.

The cost of services ratio for Global Outsourcing Services decreased .5% points to 75.5% for fiscal 2007.  The decrease in the ratio was the result of the termination of low margin contracts with Sears and Nortel Networks.

Selling, General and Administrative

SG&A expense as a percentage of revenue decreased by .3% points to 5.9% for fiscal 2008.  The improvement in the ratio was attributed to three factors: 1) the restructuring activities in the BS&S segments, primarily in the BS&S − Financial Services Sector segment, where the ratio improved by .7% points 2) lower bid and proposal costs in Global Outsourcing Services segment in Australia which had a number of contracts up for re-bid in the prior year, and 3) the acquisition of Covansys Corporation in the BS&S – Other segment during the second quarter which had a lower selling, general and administrative expense ratio than the Company’s previously existing businesses.  The North American Public Sector segment ratio was essentially flat to the prior year with a slight increase in the ratio due to increased bid and proposal costs in fiscal 2008.  At the Corporate level the Company incurred professional services costs as a result of the adoption of FIN 48 and the restatement of the prior year financial statements.  However, these costs were approximately the same as costs incurred during fiscal 2007 related to the stock option investigation and did not result in a significant change in the expense ratio.

SG&A expenses as a percentage of revenue increased .3% points to 6.2% for fiscal 2007 primarily as a result of additional compensation expense due to the incremental impact of the adoption of SFAS No. 123(R) and the legal expenses related to the investigation by the Securities and Exchange Commission and the Department of Justice into the Company’s stock option granting practices.  These items had a .3% point net unfavorable impact on the expense ratio for fiscal 2007.  The pretax incremental stock option expense recorded in SG&A as a result of the adoption of SFAS No. 123(R) was approximately $14.2 million ($10.0 million net of taxes) and the pre-tax legal and related expenses related to the stock option investigation, including employee taxes to be paid by the company, were approximately $22.3 million ($15.7 million net of tax).  The comparison of the fiscal 2007 ratio to the prior year ratio benefited from a one-time adverse impact to the prior year ratio for a provision for doubtful accounts, as noted below, which had a .1% point impact on the expense ratio for fiscal 2006.  The allocation of the SFAS No. 123(R) and legal expenses, noted above, for fiscal 2007 resulted in an increase in the North American Public Sector expense ratio of .4% points, an increase in the BS&S segments’ ratio of .4% points and an increase in the Global Outsourcing Services segment ratio of .4% points.

Depreciation and Amortization

Depreciation and amortization expense of $1.2 billion for fiscal 2008 represents 7.3% of revenue and was, before rounding effects, essentially unchanged from the prior year.  Depreciation and amortization expense was stable, as a percentage of revenue for the North American Public Sector segment. The North American Public Sector segment depreciation and amortization expense ratio was unchanged from the 2007 level as depreciation and amortization expense increased at approximately the same rate as revenue which increased by 6.1%.  The Global Outsourcing Services segment ratio declined .1% points from the prior year ratio primarily as a result of the termination of the Sears and Nortel Networks contracts which required significant investment in equipment.  The BS&S segments’ ratio increased .8% points as a result of 1) an increase in the ratio of 1.5% in the BS&S − Consulting segment due to investment in the National Health Service contract in Europe and the amortization of customer intangibles from the First Consulting Group acquisition, 2) an increase in the BS&S − Other segment ratio of 1.2% due to the acquisition of Covansys and the amortization of customer intangibles.  These increases were partially offset by a decrease in the ratio for the BS&S−Financial Services Sector segment of .6% due to reductions in new asset purchases.

Depreciation and amortization expense as a percentage of revenue decreased .3% points to 7.2% during fiscal 2007.  The expense ratio improved in both the North American Public Sector segment and in the BS&S segments but increased in the Global Outsourcing Services segment. The decrease in the expense ratio was the result of revenue growth and a decline in depreciation and amortization expense to $1.1 billion for fiscal 2007.  The North American Public Sector segment ratio decreased by .2% points as depreciation and amortization expense was held flat and revenue increased by 5.9%.  The BS&S segments’ ratio decreased .2% points due to 1) a decrease in the ratio for BS&S−Financial Services Sector of .6% points due to an increase in software license sales 2) a decrease in the expense ratio for BS&S−Other of .4% points as depreciation and amortization expense was flat to the to the prior year and revenue increased 15.3% offset an increase in the ratio for BS&S − Consulting due to increased investment in the National Health Service contract.  Partially offsetting these reductions in the ratio was an increase in the Global Outsourcing Services segment ratio of .1% points.  This increase in the ratio was the result of the decline in revenue for Global Outsourcing Services segment of 3.2% which more than offset the decline in depreciation and amortization of 2.1% as a result of the termination of certain contracts.

Interest Expense and Interest Income

The decrease in interest expense for fiscal 2008 of $32.5 million compared to fiscal 2007 was primarily due to the election to classify interest on tax related income tax liabilities of $77.8 million on the income tax expense line upon the adoption of FIN 48 during fiscal 2008.  The prior year periods have not been adjusted to reflect this change in classification and include tax related interest of $75.4 million and $41.1 million for fiscal 2007 and 2006, respectively.  Partially offsetting this classification change was interest on $1.7 billion of commercial paper, subsequently converted to senior notes, issued to finance the acquisition of Covansys Corporation and FCG Corporation.  The issuance of the commercial paper and the senior notes resulted in additional interest expense of approximately $40.1 million for fiscal 2008.  Interest income decreased by approximately $12.4 million for fiscal 2008 as a result of a decline in cash balances and income from securities sold in the prior year.

The increase in interest expense for fiscal 2007 of $72.8 million was the result, primarily, of three factors: 1)  the use of  commercial paper to finance the accelerated share repurchase transactions (see Note 10 in the Notes to Consolidated Financial Statements) which increased interest from commercial paper by $19.7 million for fiscal 2007, 2) an increase in equipment under capital leases, particularly in the North American Public Sector segment, resulted in an increase in interest expense of $13.0 million, and 3) an increase in interest accrued related to income taxes and income tax contingency items of $30.0 million.  Interest income increased approximately $8.7 million for fiscal 2007 as a result of an increase in interest income from tax refund items, interest income from a partnership and interest on cash balances in Asia and Canada.  These increases offset the loss of dividend income from the DynCorp International 13% preferred stock which was redeemed during the first quarter of fiscal 2007.  The result of the increase in interest expense and interest income was an increase in net interest expense of $64.1 million and an increase in the interest expense ratio of .4% points.

Special Items

Special items totaling $155.8 million were recorded during the fiscal year ended March 28, 2008 and consisted of: (1) a $133.4 million restructuring charge (see discussion below), and (2) a $22.4 million charge related to the retirement of the Company’s chairman and chief executive officer recorded during the first quarter of fiscal 2008.  During fiscal 2007, special items totaling $316.1 million were recorded for the year ended March 30, 2007 and consisted of:  (1) a $333.4 million restructuring charge (see discussion below), (2) a year to date $1.0 million true-up of an estimate related to the fiscal 2006 Nortel impairment charge and (3) an $18.3 million gain from the redemption of DynCorp International preferred stock recorded during the first quarter of fiscal 2007.

During fiscal 2006 Nortel Networks (Nortel) terminated the Company’s services for certain information technology outsourcing activities under the outsourcing agreement between Nortel and the Company.  As a result of the termination of these services the Company recorded a non-cash special charge of $52.0 million in the second quarter of fiscal 2006 to write down outsourcing contract costs and certain equipment associated with the contract to their estimated fair value.  The Company recorded an additional charge in the fourth quarter of fiscal 2006 of $25.3 million to write down the remaining assets to fair value, recognize a loss on the assets sold to Nortel under the terms of the termination settlement, record severance costs for those employees who were not hired by Nortel or redeployed within the Company and record costs associated with terminating the contract for a total charge of $77.3 million ($48.3 million after tax) or 26 cents per share.

As previously announced in a Form 8-K filed on May 25, 2007, the Company and its former Chairman and Chief Executive Officer, Van B. Honeycutt, entered into a retirement agreement pursuant to which Mr. Honeycutt resigned as Chief Executive Officer effective May 21, 2007, and as Chairman July 30, 2007, and received, as a separation benefit, a lump sum cash payment of $11.2 million on January 31, 2008.  Mr. Honeycutt will receive certain other benefits through December 3, 2009.  As a result of Mr. Honeycutt’s retirement, recognition of the expense associated with his unvested stock-based compensation was accelerated resulting in stock based compensation of $12.2 million, of which $10.4 million was recorded in Special Items and $1.8 million was recorded as additional paid in capital.  The total pre-tax charge recorded in Special Items, including the lump sum cash payment and other benefits and the charge for accelerated vesting of employee stock-based compensation, was $22.4 million ($13.6 million net of tax or 8 cents per share).

Restructuring

In April 2006, the Company announced a restructuring plan to be carried out during fiscal 2007 and 2008.  The objectives of the plan are to 1) streamline CSC’s worldwide operations and 2) leverage the increased use of lower cost global resources.  Restructuring charges consist predominantly of severance and related employee payments resulting from terminations.  During the third quarter of fiscal 2007 the Company evaluated facility consolidation opportunities and other areas where operations could be streamlined and costs reduced consistent with the plan objectives, resulting in additional lease termination, asset impairment and other charges.

Workforce reductions, including some voluntary terminations, in fiscal 2008 and 2007 were approximately 1,400 and 4,400, respectively.

Termination-related charges were $110.7 million in fiscal 2008 compared to termination-related charges of $294.3 million in fiscal 2007.  Other costs, which were primarily related to vacant space, of $22.7 million were also recorded during fiscal 2008 compared to $39.1 million in 2007.  All of the restructuring charge in fiscal 2008 was incurred in the BS&S segments.  Restructuring charges of $333.4 million were recorded in fiscal year 2007.

The restructuring plan generated savings of approximately $389 million in fiscal 2008 against a plan of $380 million and compares to savings of approximately $180 million in fiscal 2007.  Approximately 92% of the savings come from reduced cost of services, while the remainder will be predominantly from lower selling, general and administrative costs. Savings are net of new or increased recurring costs, primarily the costs anticipated for an increasing offshore workforce.  Savings will also be impacted by certain transitional costs as new offshore staff is trained while outgoing staff are still on the payroll.  Such transitional costs were $.3 and $4.1 million for fiscal 2008 and 2007, respectively.

A majority of the planned headcount reductions took place in Europe.  For fiscal 2008, European headcount decreased by approximately 900 compared to 3,000 in fiscal 2007.  Approximately 300 reductions were made in North America in fiscal 2008 compared to 1,100 in the prior year. The balance of the reductions occurred in Australia and Asia.

Restructuring-related pre-tax cash payments of approximately $180.4 million were made in fiscal 2008, compared to restructuring-related pre-tax cash payments of approximately $207.2 million in 2007.  Included in the restructuring charges are pension benefit augmentations that are due to certain employees in accordance with legal or contractual obligations, which will be paid out over several years as part of normal pension distributions. Such liabilities are included in the consolidated pension liability account.

See the following table for a summary of fiscal 2008 (in millions):

	Liability as of March 30, 2007	Total pre-tax charges recorded year-to-date fiscal 2008	Less Payments	Other(1)	Restructuring liability as of Mar. 28, 2008
Workforce reductions	$93.5	$110.7	$(150.9)	$8.0	$61.3
Other	38.8	22.7	(29.5)	.8	32.8
Total	$132.3	$133.4	$(180.4)	$8.8	$94.1

(1)	Primarily foreign currency translation adjustments.

Other (Income)/Expense

Dollars in millions	2008	2007	2006
Foreign currency (gains)/losses	$(31.2)	$(45.5)	$15.8
(Gain)/Loss on sale of non-operating assets	(17.2)	4.2	5.5
Total Other (Income)/Expense	$(48.4)	$(41.3)	$21.3

The Company reported other (income)/expense of $(48.4) million for fiscal 2008 compared with $(41.3) million in fiscal 2007 and $21.3 million for fiscal 2006.  Other (income)/expense is comprised primarily of foreign currency (gains) and losses on intracompany balances and gains on sale of non-operating assets.  The gain on sale of non-operating assets during fiscal 2008 included the sale of a building in Austin, TX in March for a gain of approximately $11.2 million pre-tax and the sale of available for sale securities for a gain of approximately $4.4 million pre-tax.  Foreign currency net gains and losses for fiscal 2008, 2007 and 2006 were the result of the effect of currency rate movements, primarily, between the U.S. dollar and the Euro, British Pound Sterling, and Australian dollar and between the Euro and the Danish Kroner and British Pound Sterling.

Taxes

The provision for taxes on continuing operations as a percentage of pre-tax earnings was 40.7% for fiscal 2008, compared to 34.5% and 41.9% for fiscal 2007 and 2006, respectively.

The increase in the effective rate as reported for fiscal 2008 as compared to fiscal 2007 was primarily due to a prior year impact of income tax credits and the current year classification of tax related interest and penalties in income tax expense as a result of the adoption of FIN 48 on March 31, 2007.  These increases were partially offset by a decrease in the foreign effective tax rates during fiscal 2008, the remeasurement of tax, penalties, and interest for tax matters relating to fiscal years 1995 to 1999, and changes in accounting methods.

The remeasurement of tax, penalties, and interest for tax matters relating to fiscal years 1995 to 1999 resulted in a decrease of $26.4 ($21.5 net of tax) during fiscal 2008.  The fiscal 2008 tax related interest and penalties increased by $66.2 ($35.4 net of tax).  These amounts are net of reductions of interest and penalties of $30.7 ($21.1 net of tax) resulting from the filing of applications for changes in accounting method effective in fiscal year 2008.

  The fiscal 2007 provision for taxes on continuing operations as a percentage of pre-tax earnings was 34.5% as compared to 41.9% for fiscal 2006.  The decrease in the effective tax rate during fiscal 2007 as compared to fiscal 2006 was the result of lower state tax and additional income tax credits in fiscal 2007, partially offset by an increase in the foreign effective tax rates.

On January 8, 2008, the Company paid a $100 million bond to the IRS related to certain tax matters.  As a result, tax related interest for these tax matters stopped accruing as of the date of the bond payment.

See Note 7 to the consolidated financial statements for further discussion of income taxes.

Discontinued Operations

Income from discontinued operations net of taxes was $57.6 million for fiscal year 2006.  Income from discontinued operations during fiscal 2006 included the gain on sale of Health Plan Solutions of $19.2 million and the gain from the working capital adjustment for the sale of DynCorp International of $38.4 million. The Company received $65.5 million par value preferred stock for the working capital adjustment and recorded taxes of $20.7 million and a valuation allowance of approximately $6.5 million against the preferred stock.

Cumulative Effect of Change in Accounting Principle

In March 2005, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143.” During fiscal 2006, the Company recorded a Cumulative Effect of a Change in Accounting Principle of $5.6 million ($4.3 million after tax), or $0.02 per share as a result of implementing the Interpretation to account for the Company’s unrecorded legal obligations to restore some of its leased facilities to their original condition upon lease expiration.

Earnings Per Share and Share Base

Earnings per share from continuing operations for fiscal 2008 as compared to fiscal 2007 increased $0.99 to $3.20. Earnings per share from continuing operations for fiscal 2008 benefited from an increase in net income as a result of an increase in revenue and an increase in the income before taxes margin of 1.5% points compared to the prior year.  The increase in the margin was primarily due to a decrease in special charges of $160.3 million from the prior year with an additional 0.3% point increase when special charges are excluded from the calculation.  Earnings per share also benefited from a reduction in the weighted average shares outstanding during fiscal 2008.  This reduction was due to two factors 1) during fiscal 2008 the Company repurchased 21.7 million outstanding shares of common stock through a 10b5-1 repurchase plan for approximately $1.03 billion and received an additional 2.7 million shares as final settlement of the accelerated share repurchase transactions executed during fiscal 2007 and 2) the decrease in the share price during the last half of fiscal 2008 reduced common stock equivalents by 535,000.  These reductions in the weighted average were partially offset by the exercise of 2.4 million employee stock options during the year.  The net result was a decrease in diluted weighted average shares outstanding of 9.6 million shares which resulted in a $0.18/share increase in earnings per share.  See Note 10 to the consolidated financial statements for further discussion of the share repurchase transactions.

Earnings per share from continuing operations for fiscal 2007, as compared to fiscal 2006 decreased $0.14 to $2.21. Earnings per share from continuing operations for fiscal 2007 were adversely impacted by special charges of $1.46 per share and favorably impacted by a decrease in the average share base of 8.3 million shares from fiscal 2006. This decline in the share base was the result of the Company’s acquisition and retirement of 16.4 million shares through two accelerated share repurchase transactions with 9.3 million shares acquired during the first quarter and 7.1 million shares acquired during the second quarter of fiscal 2007.  See Note 10 to the consolidated financial statements for further discussion of these transactions.  This reduction to the share base was partially offset by option exercises during the past twelve months and an increase in common stock equivalents of 1.2 million for fiscal 2007.

FINANCIAL CONDITION

Cash Flows

Dollars in millions	Fiscal 2008	Fiscal 2007	Fiscal 2006
Net cash from operations	$1,342.9	$1,578.6	$1,551.3
Net cash used in investing	(2,718.7)	(872.7)	(1,124.0)
Net cash from/(used) in financing	997.9	(955.5)	(150.7)
Effect of exchange rate changes on cash and cash equivalents	26.7	9.0	3.8
Net increase (decrease) in cash and cash equivalents	(351.2)	(240.6)	280.4
Cash and cash equivalents at beginning of year	1,050.1	1,290.7	1,010.3
Cash and cash equivalents at end of year	$698.9	$1,050.1	$1,290.7

Operating cash flow declined during fiscal 2008 as increases in working capital offset an increase in net income and non-cash adjustments.  Cash used in investing activities increased $1.8 billion primarily as a result of the acquisition of Covansys Corporation and First Consulting Group for cash of approximately $1.6 billion.  Net cash provided by financing activities increased approximately $1.9 billion as a result of a long-term debt offering during the fourth quarter for $1.7 billion as well as the issuance of commercial paper.

Operating Cash Flow

As discussed above the decline in operating cash flow for fiscal 2008 was primarily due to increases in working capital.  Operating cash flow for fiscal 2007 increased only slightly from fiscal 2006.  Working capital changes were as follows:

•
During fiscal 2008 the operating cash flow impact from changes in the Company’s receivables was a use of cash of $112 million.  The increase in the Company’s accounts receivable, excluding acquired balances, was primarily in unbilled receivables which increased approximately $100 million during fiscal 2008.  This increase was primarily in the BS&S segments and was related to the timing of the work performed during the billing cycle and to unbilled amounts on long-term contracts.  The five day increase in DSO was the result of new receivables associated with new business awards in our Financial Services Sector, increased receivables associated with NHS unbilled accounts, and the dilutive nature of mid-year acquisitions on this ratio.  These effects were partially offset by improvements in collections in our North American operations.  For fiscal 2007 the use of cash as a result of increases in receivables was due to increases in billed trade accounts receivables and unbilled receivables of approximately $206 million and $246 million, respectively. The increase in trade receivables was across both the North American Public Sector segment and the BS&S segments.  The increase in unbilled receivables related primarily to contracts in Europe and U.S. federal contracts.

•
The cash flow impact of changes in prepaid expenses and other assets was a use of cash of $368 million for fiscal 2008.  The increase in prepaid expenses and other current assets was the result of increases in work-in process balances for fiscal 2008 of $189 million, primarily in Europe and the payment of a $100 million bond to the IRS to stop the accrual of interest on certain tax liabilities.  For fiscal 2007, the use of cash related to prepaid expenses and other current assets was a result of the Company’s investment in deferred costs and work in progress related to certain contracts which increased approximately $231 million during fiscal 2007 compared to an increase of $262 million in the prior year.  The majority of the work in process increases relate to the NHS contract.

•
Activity in accounts payable and certain accrued expenses resulted in a use of cash of approximately $110 million.  During fiscal 2008 accounts payable and certain accrued expenses decreased $381 million from the prior year due to the reversal of income tax related interest and penalties accrued under FAS 5 prior to fiscal 2008 and the accrual of the income tax related interest and penalties as a tax liability as a result of the adoption of FIN 48.  The decrease in accounts payable and accrued expenses was partially offset in cash flow by an increase in accrued payroll of approximately $155 million primarily due to timing of payments.  Accounts payable and accrued expenses, combined, increased $473 million for fiscal 2007, compared to a decrease of $21 million for fiscal 2006.  The increase in the balance for fiscal 2007 was the result of the timing of payments for accounts payable, which included an increase of approximately $110 million for capital expenditure payables, an increase in accrued expenses for restructuring activities and activity on contracts.

•
Activity in deferred income and advanced payments provided a cash inflow of approximately $87 million for fiscal 2008.  The increase was related to advanced contract payments in Europe and the United States as well as sales of software licenses.  For fiscal 2007 cash provided was the result of advanced payments received from customers which increased approximately $270 million during fiscal 2007, primarily as a result of the achievement of billing milestones on a significant development effort for the NHS contract.  Such balances partially offset the Company’s significant investment in this project.

•
The cash flow impact from changes in income tax liabilities and assets was a cash inflow of approximately $25 million for fiscal 2008.  Additions to taxes payable during fiscal 2008 were somewhat offset by payments to tax authorities during the year of approximately $496 million.  For fiscal 2007 and 2006 the Company made payments for taxes of $304.8 million and $147.9 million, respectively.  The Company projects cash payments for taxes to remain at fiscal 2008 levels for fiscal 2009; however, resolution of tax contingencies could have a significant impact on such projections and cash tax payments.

Deferred Costs

The Company has submitted 16 Requests for Equitable Adjustment (REAs) totaling approximately  $900 million on two U.S. Federal contracts which were later converted to interest bearing claims filed with the Armed Services Board of Contract Appeals (ASBCA).  Included in current assets on the Company’s balance sheet is approximately $820 million of unbilled accounts receivable and deferred costs related to the claims on the contracts. CSC has requested payment for certain related out-of-scope work directed or caused by the customers in support of their critical missions. The contractual modification process for scope changes lagged behind the need for CSC to provide critical on-going operational support. The Company does not record any profit element when it defers costs associated with such REAs. The Company believes it has valid bases for pursuing recovery of these REAs/claims supported by outside counsel’s evaluation of the facts and assistance in preparation of the claims.  The Company remains committed to vigorous pursuit of its claimed entitlements and associated value, and continues to believe based on review of applicable law and other considerations that recovery of at least its net balance sheet position is probable.  However, the Company’s position is subject to the ongoing evaluation of new facts and information which may come to the Company’s attention during the discovery phase of the litigation.

Investing Cash Flow

The Company’s capital investments principally relate to purchases of computer equipment and purchases and development of software, and deferred outsourcing contract costs that have supported the Company’s expanding BS&S segments operations in prior years. Investments include computer equipment purchased at the inception of outsourcing contracts as well as for subsequent upgrades, expansion or replacement of these client-supporting assets. For cash flow presentation purposes, the Outsourcing Contracts line includes amounts paid to clients for assets purchased from the clients that are categorized as property and equipment on the balance sheet. Outsourcing contract costs are also comprised of incremental external costs as well as certain internal costs that directly relate to a contract’s acquisition or start-up, including payments to clients for amounts in excess of the fair market value of acquired assets (premium).

Investing cash out flows increased approximately $1.8 billion during fiscal 2008.  This increase in cash used for investing during fiscal 2008 was primarily due to the acquisition of Covansys Corporation and First Consulting Group for cash.  See Note 3 in the notes to the consolidated financial statements.  Cash paid, net of cash acquired, for these acquisitions was $1.6 billion.  The remaining increase was, primarily, from purchases of computer equipment and deferred outsourcing contracts costs which increased $191 million and $53 million, respectively, during fiscal 2008. The increase in equipment was as a result of equipment replacements on contracts in Europe and the United States while the increase in deferred outsourcing costs was as a result of new contracts in Europe and in the North American Public Sector.

For fiscal 2007 the absence of significant new outsourcing contract awards during the latter part of fiscal 2006 and fiscal 2007 resulted in a reduction in investing cash outflows for computer equipment and related facilities costs and for outsourcing contract costs.  These reductions in cash outflows were partially offset by cash outflows for the acquisition of an identity management and credentialing business (See Note 3 in Notes to Consolidated Financial Statements) and an increase in cash outflows for purchase and development of software as a result of software purchases in Europe, primarily for the National Health Service contract.

While increasing new business will typically require higher overall capital investments, the mix of the new business will also impact the level of capital. The growth in U.S. federal awards and the limited growth in commercial awards during fiscal 2008 are expected to limit the growth in overall capital investment in fiscal 2009 as U.S. federal contracts typically require lower levels of initial investment when compared with similar commercial outsourcing contracts.

Financing Cash Flow

Cash provided by financing activities was $997.9 million for fiscal 2008, an increase of $1.9 billion from the prior year.  The inflow was primarily from the issuance of approximately $2.0 billion of commercial paper, $1.7 billion of which was refinanced with issuance of the $700 million 5.5% Senior Notes due 2013 and $1.0 billion 6.5% Senior Notes due 2018.  This inflow was partially offset by an increase in outflows to acquire outstanding common stock (See Note 10 to the consolidated financial statements) and a decrease in proceeds from the exercise of stock options.

During fiscal 2007 the Company increased its use of capital leases to finance certain equipment purchases related to long term contracts with total capital lease obligations of $152 million as of March 30, 2007. In addition, the Company funded the acquisition and retirement of outstanding shares from two accelerated share repurchase transactions during fiscal 2007 with approximately $600 million of commercial paper and cash on hand.  The commercial paper was redeemed during fiscal 2007 using cash generated from operating activities.  During fiscal 2006 the Company financed its capital investments primarily with cash generated from operations. Partially offsetting the financing cash outflows were cash proceeds from the exercise of employee stock options during fiscal 2007 and 2006 of $94.8 million and $101.1 million, respectively.

Liquidity and Capital Resources

The balance of cash and cash equivalents was $698.9 million at March 28, 2008, $1,050.1 million at March 30, 2007, and $1,290.7 million at March 31, 2006. During fiscal 2008, shareholders’ equity decreased $78.2 million as a result of the Company’s repurchase of outstanding shares through a 10b5-1 share repurchase plan approved by the Company’s board of directors during fiscal 2007 and the impact of the adoption of FIN 48 as of the beginning of fiscal 2008.   The share repurchase reduced shareholders’ equity by $1.03 billion and the adoption of FIN 48 which reduced retained earnings $171.4 million and additional paid in capital approximately $1.5 million.  This reduction in shareholders’ equity was largely offset by;  1)  net income of $544.6 million, 2) an increase in the cumulative translation adjustment account of $225.8 million due to the weak U.S. Dollar, 3) an increase in the unfunded pension adjustment of $180.8 million and 4) the final settlement of the accelerated share repurchase transaction initiated during fiscal 2007 with the receipt of $28.7 million in cash.  Exercises of employee stock options declined during fiscal 2008 as a result of the decline in the Company’s share price during the last half of fiscal 2008.

At the end of fiscal 2008, CSC’s ratio of debt to total capitalization was 38.9%, up from the ratio at the end of fiscal 2007 of 21.4%, and from 19.1% at the end of fiscal 2006. The increase in the debt ratio was the result of 1) the issuance of $1.7 billion of commercial paper which was converted into long-term notes during fiscal 2008 to fund the acquisitions of Covansys Corporation and First Consulting Group, 2) the issuance of approximately $263 million of commercial paper during the fourth quarter to fund the completion of the 10b5-1 share repurchase plan, and 3) the decrease in shareholders’ equity discussed above.

Dollars in millions	2008	2007	2006
Debt	$3,473.7	$1,505.9	$1,462.1
Equity	5,461.8	5,540.0	6,195.7
Total capitalization	$8,935.5	$7,045.9	$7,657.8
Debt to total capitalization	38.9%	21.4%	19.1%

The Company purchased and retired approximately 21.7 million outstanding common shares through a 10b5-1 share repurchase plan approved by the Company’s Board of Directors during fiscal 2007 at a cost or approximately $1.03 billion. This transaction was financed through available cash on hand and the issuance of approximately $263 million of commercial paper which is currently outstanding.

The Company’s sources of liquidity include cash, commercial paper and committed and uncommitted lines of credit. Short-term borrowings are principally used to supplement operating cash flow in funding working capital requirements.

On July 12, 2007 the Company entered into a new committed line of credit providing $1.5 billion of long-term commercial paper backup.  The line of credit expires on July 12, 2012. In addition the Company entered into a short-term $1.0 billion line of credit to provide additional commercial paper backup on June 25, 2007.  This line of credit expired upon the issuance of the $700 million 5.5% Senior Notes due 2013 and $1.0 billion 6.5% Senior Notes due 2018.  If the Company was unable to sell its commercial paper, borrow under its uncommitted lines of credit, or determines it is too costly to do either of the aforementioned, the Company has the ability to borrow under the committed line of credit. The line of credit provides the option of being drawn at a Base Rate or a Eurodollar Rate. This line requires the Company to 1) limit liens placed on our assets to $100 million and to liens incurred in the ordinary course of business; 2) maintain a minimum interest coverage ratio of consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) to consolidated interest expense for the period of four consecutive fiscal quarters ending on or immediately prior to such period not to be less than 3.00 to 1.00; and 3) not permit at the end of any quarterly financial reporting period the ratio of consolidated total debt to consolidated EBITDA for the period of four consecutive fiscal quarters ending on or immediately prior to such date, to exceed 3.00 to 1.00. For further details on this agreement please see Exhibit 10.32, which is incorporated by reference to this Annual Report. As of March 28, 2008 the Company’s total liquidity was approximately $1.9 billion which included cash and cash equivalents and marketable securities of $698.9 million and availability under the syndicated backstop credit facility of $1.237 billion.  As of March 28, 2008, the Company had no borrowings under these credit facilities and was in compliance with all terms of the agreements.

At March 28, 2008, the Company had $309.5 million of short-term borrowings, $528.9 million of current maturities of long-term debt and $2.635 billion of long-term debt. As further described in Note 9 to the consolidated financial statements, commercial paper is classified as short-term borrowings.  The current maturities of long-term debt include the Company’s 3.5% term notes with a face value of $300 million due April, 2008 and the 6.25% term notes with a face value of $200 million due March 2009.  The Company plans to redeem these notes with the cash on hand and the issuance of commercial paper during fiscal 2009.  The Company had $262.9 million of outstanding commercial paper as of March 28, 2008.

Liquidity Risk

The Company is exposed to liquidity risk from operations and from the Company’s ability to access the commercial paper and debt markets.

The Company’s exposure to operational liquidity risk is primarily from long-term contracts which require significant upfront investment.  Recovery of this investment is over the life of the contract and is dependent upon the Company’s performance as well as customer acceptance.  An example is the contract with the United Kingdom’s National Health Service to deliver an integrated electronic patient records system with an announced value of £2.9 billion.  This is a large and complex contract.  As of March 28, 2008, the Company had a net investment in the contract of approximately $567 million.  Contract assets were $1.2 billion, principally contract work in progress and unbilled receivables but also equipment, software and other assets.  These are partially offset by liabilities for deferred revenue and advanced payments.  The contract is profitable and the Company expects to recover its investment; however, unforeseen future events to the extent they add costs beyond the current estimates, including contingencies the Company has provided for in its estimated costs to complete, could potentially adversely impact such recovery and the Company’s liquidity.

The Company’s ability to access the commercial paper and debt markets at reasonable rates is dependent on liquidity in the credit markets as well as the Company’s financial position.  The Company was successful in issuing $1.7 billion of long-term debt as a private placement under rule 144A during the fourth quarter of fiscal 2008.

In the opinion of management, CSC will be able to meet its liquidity and cash needs for the foreseeable future through the combination of cash flows from operating activities, cash balances, and unused short-term borrowing capacity. If these resources need to be augmented, major additional cash requirements would likely be financed by the issuance of debt and/or equity securities and/or the exercise of the put option as described in Note 16 to the consolidated financial statements. During fiscal 2002, the Company filed a shelf registration statement for up to $1.5 billion of debt and/or equity securities. The Company has previously issued $600 million worth of term debt from the shelf registration, leaving $900 million of shelf available for additional securities.  As a result of the delay in filing its first and second quarter Form 10-Q’s during fiscal 2008, the Company will not be able to utilize the available shelf registration to issue additional securities until 12 calendar months following the date which the fiscal 2008 second quarter Form 10-Q was filed, which was January 11, 2008.  The Company was able to access the debt capital markets utilizing a Rule 144A offering, as noted above.  However, there can be no assurances the Company will be able to issue debt with acceptable terms in the future.

Off Balance Sheet Arrangements and Contractual Obligations

The following table summarizes the expiration of the Company’s financial guarantees outstanding as of March 28, 2008:

Dollars in millions	Fiscal 2009	Fiscal 2010	Fiscal 2011 & thereafter	Total
Performance guarantees:
Surety bonds	$29.5	$3.1		$32.6
Letters of credit	532.7	11.1	$2.6	546.4
Standby letters of credit	73.0			73.0
Foreign subsidiary debt guarantees	670.3	3.0		673.3
Total	$1,305.5	$17.2	$2.6	$1,325.3

See Note 9 to the notes to consolidated financial statements for further discussion.

The following table summarizes the Company’s payments on contractual obligations by period as of March 28, 2008:

Dollars in millions(1)	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Long-term debt	$500.0		$1,493.6	$995.8	$2,989.4
Interest on fixed rate debt	168.7	$310.8	245.0	325.0	1,049.5
Capital lease obligations	24.9	47.4	21.7	59.8	153.8
Bank debt	46.6				46.6
Operating leases	268.6	360.8	191.5	134.5	955.4
Minimum purchase obligations	330.9	95.3	5.7		431.9
Other long-term liabilities	4.0	7.7	5.3	4.0	21.0
Total	$1,343.7	$822.0	$1,962.8	$1,519.1	$5,647.6

(1) The Company adopted FIN 48 on March 31, 2007.  See Note 7 to the consolidated financial statements.  The liability related to unrecognized tax benefits has been excluded from the contractual obligations table because a reasonable estimate of the timing and amount of cash out flows from future tax settlements cannot be determined.

Regarding minimum purchase obligations included above, the Company has signed long-term purchase agreements with certain software, hardware, telecommunication and other service providers to obtain favorable pricing, committed service levels and terms for services necessary for the operation of business activities. The Company is contractually committed to purchase specified service minimums over remaining periods ranging generally from one to five years. If the Company does not meet the specified service minimums, the Company may have an obligation to pay the service provider a portion or all of the shortfall.

The above excludes estimated minimum funding requirements for retiree benefit plans as set forth by the Employee Retirement Income Security Act (ERISA). The Company has numerous plans, both inside and outside of the U.S., and determines expected funding requirements on a per-plan basis. The minimum funding requirement can vary significantly from year to year based on a variety of factors, and can be zero in some years. Funding is determined based on a review of benefit obligations and plan assets as well as various regulatory requirements including ERISA and Cost Accounting Standards (CAS) applied to U.S. government contracts. While there are certain minimum contribution requirements, CSC may elect to increase the level of funding of contributions based on a number of factors including performance of pension investments, changes in workforce composition and the ability to recover costs on cost reimbursable contracts. During fiscal 2009, the Company expects to make contributions of approximately $207 million to pension and postretirement benefit plans. The Company has not quantified expected contributions beyond fiscal 2009 because it is not possible to predict future timing or direction of the capital markets, which can have a significant impact on future minimum funding obligations. Refer to the Critical Accounting Estimates section later in this MD&A and to Note 11 to the notes to consolidated financial statements for further discussion.

Fiscal 2008 Company contributions amounted to $233.6 million. See Note 11 to the notes to consolidated financial statements for further discussion.

Dividends and Redemption

It has been the Company’s policy to invest earnings in the growth of the Company rather than distribute earnings as dividends. This policy, under which dividends have not been paid since fiscal 1969, is expected to continue, but is subject to review by the Board of Directors.

CRITICAL ACCOUNTING ESTIMATES

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). Our significant accounting policies are described in Note 1 to the consolidated financial statements under “Summary of Significant Accounting Policies.” The preparation of consolidated financial statements in accordance with U.S. GAAP requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, as well as the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and other factors believed to be reasonable under the circumstances. Many of the types of estimates made are for contract-specific issues.  Changes to estimates or assumptions on a specific contract could result in a material adjustment to the consolidated financial statements.

We have identified several critical accounting estimates. An accounting estimate is considered critical if both: (a) the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment involved, and (b) the impact of changes in the estimates and assumptions would have a material effect on the consolidated financial statements. Our critical accounting estimates relate to: revenue recognition and cost estimation and recoverability on long-term, fixed-price contracts; revenue recognition on software license sales that require significant customization; capitalization of outsourcing contract costs and software development costs; estimates used to determine deferred income taxes; assumptions related to purchase accounting and goodwill; assumptions to determine retirement benefits costs and liabilities; and assumptions and estimates used to analyze contingencies and litigation. For all of these estimates, we caution that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

Revenue recognition

The majority of our revenue is recognized based on objective criteria and does not require significant estimates. Revenue from our fixed unit price contracts, time and materials contracts and cost plus contracts is recognized based on objective criteria and is not subject to estimates that may change over time. However, for our fixed-price contracts that use percentage-of-completion accounting, which is less than eight percent of the Company’s revenues, the determination of revenues and costs requires significant judgment and estimation. Under this method we recognize revenue on a constant margin as contract milestones or other output based measures are achieved. Costs are deferred until contractual milestones or other output based or cost based measures are achieved. The method requires estimates of costs and profits over the entire term of the contract, including estimates of resources and costs necessary to complete performance. Such estimates are particularly difficult on activities involving state-of-the-art technologies such as system development projects. The cost estimation process is based upon the professional knowledge and experience of our software and systems engineers, program managers and financial professionals. Key factors that are considered in estimating the work to be completed and ultimate contract profitability include the availability and productivity of labor and the nature and complexity of the work to be performed. A significant change in an estimate on one or more contracts could have a material effect on our results of operations. Our management regularly reviews project profitability and the underlying estimates.

Modifications to contract scope, schedule, and price may be required on development contracts accounted for on a percentage-of-completion basis. Accounting for such changes prior to formal contract modification requires evaluation of the characteristics and circumstances of the effort completed and assessment of probability of recovery. If recovery is deemed probable, we may, as appropriate, either defer the costs until the parties have agreed on the contract change or recognize the costs and related revenue as current period contract performance. We routinely negotiate such contract modifications.

Many of our contracts call for us to provide a range of services or elements to our customers. The total estimated revenue for these contracts is allocated to the various services or elements based on relative fair value. These relative fair values are determined based on objective evidence of fair value. Once the total estimated revenue has been allocated to the various contract elements, revenue for each element is recognized based on the relevant revenue recognition method for the services performed or elements delivered.

Estimates of total revenue at contract inception often differ materially from actual revenue due to volume difference, changes in technology or other factors which may not be foreseen at inception.

Revenue recognition on software license sales that require significant customization

If significant customization is required in the delivery of a proprietary software product, revenue is recognized as the software customization services are performed in accordance with the percentage-of-completion method described above. Thus, cost and profit estimates are required over the life of the project, and changes in such estimates can have a material effect on results.

Capitalization of outsourcing contract costs

Certain costs incurred upon initiation of an outsourcing contract are deferred and amortized over the contract life. These costs consist of contract acquisition and transition/set-up costs, and include the cost of due diligence activities after competitive selection, costs associated with installation of systems and processes, and amounts paid to clients in excess of the fair market value of acquired assets (premiums). Finance staff, working with program management, review costs to determine appropriateness for deferral in accordance with relevant accounting guidance.

Key estimates and assumptions that we must make include assessing the fair value of acquired assets in order to calculate the premium and projecting future cash flows in order to assess the recoverability of deferred costs. We utilize the experience and knowledge of our professional staff in program management, operations, procurement and finance areas, as well as third parties on occasion, to determine fair values of assets acquired. To assess recoverability, undiscounted estimated cash flows of the contract are projected over its remaining life and compared to the unamortized deferred cost balance. Such estimates require judgment and assumptions, which are based upon the professional knowledge and experience of our personnel. Key factors that are considered in estimating the undiscounted cash flows include projected labor costs and productivity efficiencies. A significant change in an estimate or assumption on one or more contracts could have a material effect on our results of operations. Amortization of such premiums is recorded as a reduction to revenues.

Capitalization of software development costs

We capitalize certain costs incurred to develop commercial software products and to develop or purchase internal-use software. Significant estimates and assumptions include: determining the appropriate period over which to amortize the capitalized costs based on the estimated useful lives, estimating the marketability of the commercial software products and related future revenues, and assessing the unamortized cost balances for impairment. For commercial software products, determining the appropriate amortization period is based on estimates of future revenues from sales of the products. We consider various factors to project marketability and future revenues, including an assessment of alternative solutions or products, current and historical demand for the product, and anticipated changes in technology that may make the product obsolete. For internal-use software, the appropriate amortization period is based on estimates of our ability to utilize the software on an ongoing basis. To assess the realizability or recoverability of capitalized software costs, we must estimate future revenue, costs and cash flows. Such estimates require assumptions about future cash inflows and outflows, and are based on the experience and knowledge of professional staff. A significant change in an estimate related to one or more software products could result in a material change to our results of operations.

Estimates used to determine income tax expense

We make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which principally arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes. We also must analyze income tax reserves, as well as determine the likelihood of recoverability of deferred tax assets, and adjust any valuation allowances accordingly. Considerations with respect to the recoverability of deferred tax assets include the period of expiration of the tax asset, planned use of the tax asset, and historical and projected taxable income as well as tax liabilities for the tax jurisdiction to which the tax asset relates. Valuation allowances are evaluated periodically and will be subject to change in each future reporting period as a result of changes in one or more of these factors.  The calculation of our tax liabilities also involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain income tax positions based on our estimate of whether, and the extent to which, additional taxes will be required.

Assumptions related to purchase accounting and goodwill

We account for our acquisitions using the purchase method of accounting. This method requires estimates to determine the fair values of assets and liabilities acquired, including judgments to determine any acquired intangible assets such as customer-related intangibles, as well as assessments of the fair value of existing assets such as property and equipment. Liabilities acquired can include balances for acquiree integration liabilities as well as litigation and other contingency reserves established prior to or at the time of acquisition, and require judgment in ascertaining a reasonable value. Independent appraisals may be used to assist in the determination of the fair value of certain assets and liabilities, but even those determinations would be based on significant estimates provided by us, such as forecasted revenues or profits on contract-related intangibles. Numerous factors are typically considered in the purchase accounting assessments, which are conducted by Company professionals from legal, finance, human resources, information systems, program management and other disciplines. Changes in assumptions and estimates of the acquired assets and liabilities would result in changes to the fair values, resulting in an offsetting change to the goodwill balance associated with the business acquired.  Significant changes in assumptions and estimates subsequent to completing the allocation of purchase price to the assets and liabilities acquired, as well as differences in actual results versus estimates, could result in material impacts to earnings.

As goodwill is not amortized, goodwill balances are regularly assessed for potential impairment. Such assessments require an analysis of future cash flow projections as well as a determination of an appropriate discount rate to calculate present values. Cash flow projections are based on management-approved estimates, which involve the input of numerous Company professionals from finance, operations and program management. Key factors used in estimating future cash flows include assessments of labor and other direct costs on existing contracts, estimates of overhead costs and other indirect costs, and assessments of new business prospects and projected win rates. Significant changes in the estimates and assumptions used in purchase accounting and goodwill impairment testing can have a material effect on the consolidated financial statements.

Assumptions to determine retirement benefits costs and liabilities

We offer a number of pension and postretirement benefit and life insurance benefit plans. CSC utilizes actuarial methods required by Statement of Financial Accounting Standards (SFAS) No. 87, as amended by SFAS No. 158 for fiscal 2008 and 2007, “Employers’ Accounting for Pensions,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” to account for pension and postretirement benefit plans, respectively. The actuarial methods require numerous assumptions to calculate the net periodic pension benefit expense and the related pension benefit obligation for our defined benefit pension plans. Two of the most significant assumptions are the expected long-term rate of return on plan assets and discount rates. In making these assumptions, we are required to consider current market conditions, including changes in interest rates. Changes in the related net periodic pension costs may occur in the future due to changes in these and other assumptions.

The expected long-term rate of return on plan assets should, over time, approximate the actual long-term returns on pension plan assets. The assumption for the expected long-term rate of return on plan assets is selected by taking into account the expected duration of the projected benefit obligation for each plan, the asset mix of the plan, historic plan asset returns as well as current market conditions and other factors. The weighted-average of the expected long-term rates of return, for all plans, on plan assets utilized for the fiscal 2008 pension plan valuations was 7.9% compared to 7.7% used in fiscal 2007. Holding all other assumptions constant, a one-half percent increase or decrease in each of the assumed rates of return on plan assets would have decreased or increased, respectively, the net periodic pension cost by approximately $19 million.

An assumed discount rate is required to be used in each pension plan actuarial valuation. The discount rate assumption reflects the market rate for high-quality, fixed income debt instruments based on the expected duration of the benefit payments for each of our pension plans as of the annual measurement date and is subject to change each year. The weighted-average of the discount rates utilized for the fiscal 2008 pension plan valuations was 5.5% compared to 5.3% used for fiscal 2007. Holding all other assumptions constant, a one-half percent increase or decrease in each of the assumed discount rates would have decreased the net periodic pension cost by approximately $48 million, or increased it by approximately $54 million, respectively. Some portion of the increase or decrease would be moderated by cost reimbursable contracts.

The accounting guidance includes mechanisms that serve to limit the volatility in earnings which would otherwise result from recording changes in the value of plan assets and benefit obligations in the consolidated financial statements in the periods in which such changes occur. For example, while the expected long-term rate of return on plan assets should, over time, approximate the actual long-term returns, differences between the expected and actual returns may occur in any given year. Such differences contribute to the deferred actuarial gains or losses which are then amortized over time. For CSC, market returns caused actual pension plan asset returns to lag and exceed those expected in fiscal 2008 and 2007, respectively. Rising discount rates in fiscal 2008, which resulted in lower benefit obligation growth, served to enhance the positive impact of the asset returns for fiscal 2008.  Declining discount rates in fiscal 2007 and 2006, which resulted in higher calculated benefit obligations, served to partially offset or more than offset the positive impact of the asset returns in fiscal 2007 and 2006.

For fiscal 2008 and 2007, SFAS No. 158 requires recognition of a pension obligation if the fair value of plan assets is less than the projected benefit obligation (PBO) at the end of the year.  At the end of fiscal 2008, a number of our pension plans had PBOs in excess of the fair value of their respective plan assets, but due mostly to higher discount rates, lower pension obligations were recognized in 2008 than in 2007.  The effect of this adjustment and the annual measurement in fiscal 2008 was to decrease pension liability by $291.2 million, increase non-current asset by $14.6 million, and decrease accumulated comprehensive loss by $236.6 million ($171.7 million net of taxes).  For fiscal 2007, a number of our pension plans had PBOs in excess of their plan assets’ fair value, thus requiring adjustments to increase pension liability by $403.5 million, decrease intangible assets by $16 million, decrease non-current asset by $87.4 million, and increase accumulated comprehensive loss by $539.7 million ($376.0 million net of taxes).  Based on future plan asset performance and interest rates, additional charges to equity might be required.

Assumptions and estimates used to analyze contingencies and litigation

We are subject to various claims and contingencies associated with lawsuits, insurance, tax and other issues arising out of the normal course of business. The consolidated financial statements reflect the treatment of claims and contingencies based on management’s view of the expected outcome. CSC consults with legal counsel on issues related to litigation and seeks input from other experts and advisors with respect to matters in the ordinary course of business. If the likelihood of an adverse outcome is probable and the amount is estimable, we accrue a liability in accordance with SFAS No. 5, “Accounting for Contingencies.” Significant changes in the estimates or assumptions used in assessing the likelihood of an adverse outcome could have a material effect on the consolidated financial results.